Exhibit 4.2

FUTUREFUEL CORP.

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The common stock, par value $0.0001 per share, of FutureFuel Corp., a Delaware corporation (the “Company,” “FutureFuel” or “us”), is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and is listed on The New York Stock Exchange under the symbol “FF.” All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.

The following summary describes certain of the material provisions of our common stock, but does not purport to be complete and is subject to and qualified in its entirety by the Delaware General Corporation Law, the Company’s Fourth Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), filed as Exhibit No. 3.3.f to Amendment No. 2 to the Company’s Form 10 Filed February 29, 2008, and the Company’s Bylaws (the “Bylaws”), filed as Exhibit No. 3.2.a to the Company’s Form 10 filed April 24, 2007.

Voting Rights

The holders of FutureFuel common stock are entitled to one vote for each share held of record in all matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors.

Dividend and Liquidation Rights

Holders of common stock are entitled to receive any dividends as may be declared by the board of directors out of funds legally available for such purpose; and a holder of the common stock will share ratably with the other holders of common stock on a share-for-share basis in all distributions of assets pursuant to any voluntary or involuntary liquidation, dissolution or winding-up of the Company.

Other Rights

Holders of FutureFuel common stock have no preemptive right to subscribe for or purchase additional shares of any class of FutureFuel capital stock. Our common stock is not subject to any redemption or sinking fund provisions.

Anti-Takeover Provisions

Our Certificate of Incorporation and the Bylaws may discourage, delay, or prevent a merger or acquisition that a stockholder may consider favorable by authorizing the issuance of “blank check” preferred stock. In addition, provisions of the Delaware General Corporation Law also restrict some business combinations with interested stockholders.